UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Hasbro, Inc.
(Name of Registrant as Specified in Its Charter)

Alta Fox Opportunities Fund, LP

Alta Fox SPV 3, LP

Alta Fox SPV 3.1, LP

Alta Fox GenPar, LP

Alta Fox Equity, LLC

Alta Fox Capital Management, LLC

Connor Haley

Matthew Calkins

Jon Finkel

Marcelo Fischer

Rani Hublou

Carolyn Johnson

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Alta Fox Opportunities Fund, LP, together with the other participants named herein (collectively, “Alta Fox”), intends to file a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

Item 1: On February 17, 2022, Alta Fox issued the following press release and open letter to shareholders:

Alta Fox Capital Management Nominates Five Highly Qualified and Independent Candidates for Election to Hasbro’s Board of Directors

Issues Letter to Shareholders Making the Case for Boardroom Change Following Years of Disappointing Results, Poor Governance and Questionable Disclosure Practices Under the “Brand Blueprint” Strategy

Releases 100-Page Deck Outlining Value-Enhancing Recommendations, Including a Tax-Free Spin-Off of the Wizards of the Coast Segment That Could Unlock $100 Per Share in Upside

Sees a Three-Year Path to Reaching $200 Share Price with a Refreshed Board, New Strategy, Improved Capital Allocation and the Separation of Wizards of the Coast

Urges Stakeholders to Visit www.FreeTheWizards.com to Learn More About Alta Fox’s Vision for Helping Hasbro Unlock Significant Value and Reignite Profitable Growth

February 17, 2022 06:00 AM Eastern Standard Time

DALLAS--(BUSINESS WIRE)--Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox” or “we”), the beneficial owner of approximately 2.5% of the outstanding shares of Hasbro, Inc. (NASDAQ: HAS) (“Hasbro” or the “Company”), today announced that it has nominated five highly qualified and independent candidates for election to the Company’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). In connection with its nomination, Alta Fox issued an open letter to its fellow shareholders and released a detailed 100-page presentation that can be accessed at www.FreeTheWizards.com.

***

Fellow Shareholders,

Alta Fox is one of the largest shareholders of Hasbro, with ownership of approximately 2.5% of the Company’s outstanding shares. We have spent considerable time and resources thoroughly researching Hasbro and its business segments. Our in-depth analysis has helped us determine that Hasbro possesses exceptional assets, loyal customers, passionate employees and truly special brands. However, our analysis has also led us to conclude that the Company is severely undervalued and a perpetual underperformer due to its ineffective “Brand Blueprint” strategy, flawed corporate structure and consistent misallocation of capital.

Please note Alta Fox always prefers to privately engage with its portfolio companies. We have attempted to collaborate with Hasbro, but it continues to cling to its failed “Brand Blueprint” strategy. We cannot stand idly by as Hasbro’s Board of Directors (the “Board”) makes unforced errors in capital allocation, corporate governance and investor communication. We believe the Board’s intransigence and missteps are eroding the market share and prominence of one of America’s most iconic companies. If corrective action is not taken in the near-term, we fear there will be an irreversible impairment of value at Hasbro.

Fortunately, there is an alternative path forward. With a reconstituted Board and properly incentivized management team, we see a clear path for taking Hasbro to at least $200 per share and enabling the Company to rebuild trust with its most passionate customers and fans. This path includes:

•	Simplifying and improving the corporate structure by spinning out the Wizards of the Coast (“WOTC”) segment, which is a hidden gem with a completely different growth, margin and valuation profile than the Consumer Products and Entertainment segments.
•	Establishing a transparent and value-enhancing capital allocation policy for WOTC that prioritizes reinvestment in core franchises such as Magic: The Gathering and Dungeons & Dragons, while reducing speculative bets on non-core video game franchises in hyper-competitive categories.
•	Replacing the stale “Brand Blueprint” strategy with a modern operating plan focused on profitably growing the Consumer Products and Entertainment segments.
•	Restructuring executive compensation to be more aligned with shareholder value creation.
•	Improving disclosure practices and investor communication to regain institutional trust and justify a fair valuation for all of Hasbro.

To help ensure these actionable concepts are given full consideration in the boardroom, we have nominated a slate of five highly qualified and independent candidates for election to the Board at the 2022 Annual Meeting. Our nominees collectively possess corporate governance expertise, retail and consumer experience, strategic planning and transformation backgrounds, transaction skills and deep knowledge of the WOTC universe. They are particularly eager to provide insight and support to new Chief Executive Officer Chris Cocks, who has shown the ability to drive impressive growth as a segment leader. We believe Mr. Cocks, a first-time Chief Executive Officer with enormous responsibility, should be surrounded by a meaningfully refreshed Board that includes shareholder-designated individuals with relevant capital allocation, corporate governance and industry expertise.

Overview: The Urgent Case for Boardroom Change

Evaluating Hasbro’s “Brand Blueprint” strategy based on shareholder returns, it has been an abject failure – one punctuated by ill-advised acquisitions, haphazard execution and poor disclosure practices that hinder the market from properly valuing the Company. In fact, Hasbro’s share price is lower today than it was five years ago.1 The Company’s shares also dramatically lag the broader market and relevant indices (including the Company’s own benchmark) over nearly every other relevant time period. This is the case despite operating in a strong bull market fueled by unprecedented stimulus and historically-low interest rates.

We believe that the defining moment and greatest failure of the “Brand Blueprint” era occurred in 2019, when Hasbro announced the acquisition of Entertainment One (“eOne”) for $4.6 billion, a 30% premium to eOne’s all-time-high share price and approximately 18x its trailing twelve months EBITDA. This deal diluted Hasbro’s shareholders, added a substantial amount of debt to the balance sheet, complicated the investor narrative and destroyed significant value. Hasbro’s shares declined 9% the day of the deal announcement and remain dramatically lower than pre-acquisition levels today. This is just one example on a long list of poor capital allocation decisions orchestrated by the current Board in the name of the “Brand Blueprint” strategy.

Hasbro’s most recent earnings conference call and 2022 outlook serve as further validation that the “Brand Blueprint” strategy is failing shareholders and eroding Hasbro’s market position. Management recently told investors that it expects revenue to grow at a low-single-digit rate with no growth in EBITDA in 2022. This disappointing outlook that failed to meet investors’ expectations came in stark contrast to Mattel’s 2022 guidance, which included high-single-digit revenue growth and double-digit EBITDA growth, significantly above investors’ expectations. Speculative and ultimately wasteful spending on non-core initiatives linked to the “Brand Blueprint” strategy continues to fail to drive meaningful profitable growth, while resulting in a concerning loss of market share for Hasbro’s brands.

As Hasbro’s shareholders have suffered significant underperformance over the last five years, its senior leadership and directors have received more than $180 million in compensation.2 Hasbro’s total annual Board compensation exceeds that paid to the board of directors of Apple, Inc. and many other world-class companies of greater scale and with superior results.3 Meanwhile, none of the current directors have purchased even a single share of Hasbro stock over the last ten years. Despite weak underlying performance, the Company’s most recent proxy statement disclosed that Chief Executive Officer compensation has soared to $16.7 million – 223x the median Hasbro employee compensation and 245x the median Rhode Island household income.4

In recent months, we have attempted to engage in constructive conversations with Hasbro’s leadership. We have privately conveyed our concerns regarding Hasbro’s direction, suggesting specific fixes and value-enhancing measures. However, based on our conversations with members of both the Board and management, as well as Company announcements to the market, it is clear to us that Hasbro’s leadership is doubling down on the “Brand Blueprint” strategy, which to date has resulted in chronic underperformance and served as little more than a cover for empire building without financial discipline.

We were particularly troubled to read in a recent press release that Chair Tracy Leinbach claimed the “Brand Blueprint” strategy is “continuing to generate growth and deliver strong shareholder returns.”5 Such comments, as well as other self-congratulatory praise on earnings calls, indicate to us that the Board is not just detached from reality, but has lost its sense of accountability to shareholders. In our view, the apparent lack of open-mindedness and self-awareness in the boardroom is an existential threat to Hasbro’s future in an increasingly competitive gaming and entertainment world.

Wizards of the Coast: Hasbro’s Hidden Gem

We contend that Hasbro’s shares trade at a punishing discount to their intrinsic value due to a structural misperception in the market. Investors continue to perceive Hasbro as a slow-growth toy business that is struggling to gain traction in the broader entertainment universe. In our view, this is largely the result of opaque disclosure and poor presentation of the WOTC segment.

Hasbro purchased WOTC in 1999. During the following 20 years, the Board did not disclose revenue and EBITDA for the segment. Finally, in February 2021, the Company reported WOTC as a separate business segment for the first time. However, to this day, it still refuses to disclose key performance indicators for WOTC. We suspect that perpetually poor disclosure practices have led to a substantial misunderstanding of the quality of the WOTC business in the market, further contributing to Hasbro’s discount to intrinsic value.

It was recently disclosed that WOTC grew revenues by 42% to nearly $1.29 billion in 2021. Our own analysis and estimates suggest WOTC’s contribution to Hasbro’s total EBITDA has increased from approximately 20% in 2016 to almost 50% in 2021. As an independent business, we believe WOTC would be worth more than $100 per share today. We also anticipate it would be one of the most exciting and valuable specialty gaming businesses in the world, particularly if it were to refocus investment on core intellectual property and eliminate loss-driving, speculative bets on non-core franchises.

WOTC’s key franchises, such as Magic: The Gathering and Dungeons & Dragons, have phenomenal network effects, pricing power and secular growth characteristics. WOTC has maintained a double-digit compound annual revenue growth rate over the last decade and, most notably, grew revenue 42% in 2021 with a 47% EBITDA margin. Looking ahead, the franchises remain in the early innings of digital monetization and have many attractive reinvestment opportunities.

In sum, there are very few companies that have the respective three-decade and five-decade track records of Magic: The Gathering and Dungeons & Dragons while also generating double-digit topline growth with more than 40% EBITDA margins and excellent returns on invested capital. Based on Hasbro’s current valuation and our conservative fair value estimate of the Company’s two other segments, shareholders are currently paying approximately 11.8x estimated 2023 EBITDA to own WOTC. If WOTC was separated in a tax-free spin-off with proper disclosures, we believe it would trade at more than 20x EBITDA, or more than $100 per share, unlocking approximately 100% upside for Hasbro shareholders.

The Path Forward: Free The Wizards and Repair Hasbro

Alta Fox is fully committed to unlocking the immense potential of WOTC and driving lasting improvements at Hasbro. With the addition of our highly qualified director candidates to the Board, we believe Hasbro will be positioned to embark on a disciplined strategy that delivers superior value for all stakeholders. We hope to create new and exciting opportunities for shareholders, customers and employees in the states of Rhode Island, Washington and elsewhere. Let us be clear: we are not seeking headcount reductions or suggesting any other draconian initiatives. Our campaign is simply about restoring accountability and proper incentives, refocusing on beloved brands and reigniting sustainable growth.

In the spirit of staying constructive, we remain open to resuming a productive dialogue with Hasbro’s leadership and reaching a compromise that refreshes a meaningful portion of the Board with our nominees. We hope that Hasbro is equally committed to acting in good faith and in the best interest of shareholders. If, however, the Board continues to pursue its failed “Brand Blueprint” strategy or responds to our concerns with corporate entrenchment maneuvers, we will act in the interest of all shareholders and take the necessary steps to hold the Board accountable.

We thank you in advance for your consideration and willingness to evaluate the summarized analysis presented in this letter. To download our detailed presentation about Hasbro and share your views, visit www.FreeTheWizards.com.

Sincerely,

Connor Haley
Managing Partner
Alta Fox Capital Management, LLC

THE ALTA FOX NOMINEES

1. Matthew Calkins brings valuable experience in corporate governance, innovation and technology, and the board game world to the Alta Fox slate. He is the Founder, Chief Executive Officer and Chairman of Appian Corporation (NASDAQ: APPN), a cloud computing and enterprise software company. Previously, Mr. Calkins was the Director of the Enterprise Product Group at MicroStrategy Incorporated (NASDAQ: MSTR), a provider of enterprise software platforms and was, at a later point in time, a member of its board of directors. Notably, Mr. Calkins is the author of several award-winning board games and has frequently been a top finisher at the World Boardgaming Championships, in which he competes annually. He received a B.A. in Economics from Dartmouth College.

2. Jon Finkel brings a unique blend of expertise in the capital markets, finance and the world of Magic: The Gathering (“Magic”) to the Alta Fox slate. He is currently a Managing Partner and Co-Chief Investment Officer at Landscape Capital Management LLC, a quantitative, market neutral investment management firm, where he specializes in overseeing the firm’s portfolio of investments and is heavily involved in strategy development and research. Prior to that, Mr. Finkel played various games professionally, including Magic. Mr. Finkel has won a myriad of accolades during his career as a professional Magic player and is widely considered to be one of the greatest players of all time. He received a B.A. in English from Rutgers University.

3. Marcelo Fischer possesses strong experience in the areas of capital allocation, corporate finance, strategic transactions and the consumer and technology sectors. He is currently the Chief Financial Officer of IDT Corporation (“IDT”) (NYSE: IDT), a multinational provider of cloud communications and financial services, and has also served as the Chief Financial Officer of IDT Telecom since June 2007. At IDT, Mr. Fischer continues to play a key role in unlocking shareholder value through several successful spinoffs. Mr. Fischer also held a number of other roles during his tenure at IDT, including Senior Vice President–Finance (IDT’s principal financial officer position) from October 2011 to June 2019, as well as Senior Vice President of Finance, Chief Financial Officer and Treasurer, Controller and as Chief Accounting Officer. Prior to IDT, Mr. Fischer was the Corporate Controller of Viatel, Inc. (formerly NASDAQ: VYTL), a telecommunications company. Earlier in his career, Mr. Fischer served as Controller of the Consumer International Division of Revlon, Inc (NYSE: REV), a cosmetics company, held various finance and accounting positions at Colgate-Palmolive Company (NYSE: CL), a consumer products company, and served as an Auditor at Deloitte Touche Tohmatsu Limited, a professional services firm. Mr. Fischer is a Certified Public Accountant (inactive). Mr. Fischer received a B.A. in Economics from the University of Maryland and an M.B.A. in Finance from the New York University Stern School of Business.

4. Rani Hublou is a proven corporate leader with a strong background in strategic planning, product innovation and marketing. She is currently a Principal at Incline Strategies, LLC. Her prior leadership roles include serving as Chief Marketing Officer of 8x8, Inc. (NASDAQ: EGHT), Chief Product Officer at Comprehend Systems, Inc., Chief Marketing Officer and Sales Executive at PSS Systems, Inc. (acquired by International Business Machines (NASDAQ: IBM)), and Senior Vice President of Product and Solution Marketing at BEA Systems, Inc. (formerly, NASDAQ: BEAS, acquired by Oracle Corporation (NYSE: ORCL)). She was previously an Associate at McKinsey & Company, Inc., a leading management consulting firm. Ms. Hublou has been a member of the board of directors of Tecsys Inc. (TSX: TCS), a software company, since 2020. She received an M.S. and a B.S. in Industrial Engineering from Stanford University.

5. Carolyn Johnson has a valuable background in corporate governance, consumer engagement, organizational transformations and strategic planning. Most recently, Ms. Johnson was the Chief Transformation Officer of American International Group, Inc. (NYSE: AIG), an international insurance organization. Previously, she held the position of Chief Executive Officer of Annuities and Individual Life at Voya Financial, Inc. (NYSE: VOYA), an insurance company. She previously served on the boards of directors of Majesco, LLC (formerly NASDAQ: MJCO) and the Secure Retirement Institute and Insured Retirement Institute. She received a B.S. in Business Administration with a focus in Finance from California State University, Los Angeles and completed the Finance for Senior Executives course at Harvard Business School.

***

About Alta Fox

Founded in 2018 by Connor Haley, Alta Fox is a Texas-based alternative asset management firm that employs a long-term focused investment strategy to pursue exceptional risk-adjusted returns for a diverse group of institutions and qualified individual clients. Alta Fox focuses on identifying often overlooked and under-the-radar opportunities across asset classes, market capitalization ranges and sectors. Learn more by visiting www.AltaFoxCapital.com.

Certain Information Concerning the Participants

Alta Fox Opportunities Fund, LP (“Alta Fox Opportunities”), together with the other participants named herein (collectively, “Alta Fox”), intends to file a preliminary proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

ALTA FOX STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are expected to be Alta Fox Opportunities, Alta Fox SPV 3, LP (“Alta Fox SPV 3”), Alta Fox SPV 3.1, LP (“Alta Fox SPV 3.1”), Alta Fox GenPar, LP (“Alta Fox GP”), Alta Fox Equity, LLC (“Alta Fox Equity”), Alta Fox Capital Management, LLC (“Alta Fox Capital”), Connor Haley, Matthew Calkins, Jon Finkel, Marcelo Fischer, Rani Hublou and Carolyn Johnson (collectively, the “Participants”).

As of the date hereof, Alta Fox Opportunities directly beneficially owned 1,012,614 shares of Common Stock, $0.50 par value (the “Common Stock”), of the Company, including 500,000 shares of Common Stock underlying listed call options. As of the date hereof, Alta Fox SPV 3 directly beneficially owned 2,249,838 shares of Common Stock. As of the date hereof, Alta Fox SPV 3.1 directly beneficially owned 748,881 shares of Common Stock. Alta Fox Capital, as the investment manager of each of Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1, may be deemed to beneficially own the 4,011,333 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Alta Fox GP, as the general partner of each of Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1, may be deemed to beneficially own the 4,011,333 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Alta Fox Equity, as the general partner of Alta Fox GP, may be deemed to beneficially own the 4,011,333 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Mr. Haley, as the sole owner, member and manager of each of Alta Fox Capital and Alta Fox Equity, may be deemed to beneficially own the 4,011,333 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. As of the date hereof, Mr. Calkins directly beneficially owned 51,495 shares of Common Stock. As of the date hereof, Mr. Fischer directly beneficially owned 4,181 shares of Common Stock. As of the date hereof, Ms. Johnson directly beneficially owned 500 shares of Common Stock. As of the date hereof, none of Mr. Finkel nor Ms. Hublou beneficially owned any shares of Common Stock.

1 Hasbro’s closing share price was $97.04 on February 16, 2022, representing a decline of approximately 1% from the Company’s closing share price five years earlier on February 16, 2017. The S&P 500 (SPX US) was up approximately 91% over the same five-year period (returns exclude dividends).

2 Company SEC filings.

3 Company SEC filings.

4 Company proxy statement for 2021 and U.S. Census data.

5 Company press release issued on January 5, 2022.

Contacts

For Investors:
Okapi Partners
Mark Harnett, 646-556-9350
mharnett@okapipartners.com

For Media:
Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
gmarose@longacresquare.com / ckiaie@longacresquare.com

Item 2: Also on February 17, 2022, Alta Fox launched a website to communicate with the Company’s shareholders. The website address is: www.FreeTheWizards.com. The following materials were posted by Alta Fox, and include an investor presentation, which is attached hereto as Exhibit 1 and incorporated by reference, and a video, the transcript for which is attached hereto as Exhibit 2 and incorporated herein by reference:

Item 3: Also on February 17, 2022, Alta Fox issued the following statements via social media:

Item 4: Also on February 17, 2022, Connor Haley, Managing Partner of Alta Fox Opportunities Fund, LP, took part in an interview with CNBC. A written transcript of the interview is not currently available, but is being prepared and will be filed under the cover of a separate filing as soon as practicable.

Item 5: Also on February 17, 2022, Connor Haley, took part in a conference call with sell-side analysts. A written transcript of the conference call is not currently available, but is being prepared and will be filed under the cover of a separate filing as soon as practicable.

Certain Information Concerning the Participants

Alta Fox Opportunities Fund, LP (“Alta Fox Opportunities”), together with the other participants named herein (collectively, “Alta Fox”), intends to file a preliminary proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

ALTA FOX STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are expected to be Alta Fox Opportunities, Alta Fox SPV 3, LP (“Alta Fox SPV 3”), Alta Fox SPV 3.1, LP (“Alta Fox SPV 3.1”), Alta Fox GenPar, LP (“Alta Fox GP”), Alta Fox Equity, LLC (“Alta Fox Equity”), Alta Fox Capital Management, LLC (“Alta Fox Capital”), Connor Haley, Matthew Calkins, Jon Finkel, Marcelo Fischer, Rani Hublou and Carolyn Johnson (collectively, the “Participants”).

As of the date hereof, Alta Fox Opportunities directly beneficially owned 1,012,614 shares of Common Stock, $0.50 par value (the “Common Stock”), of the Company, including 500,000 shares of Common Stock underlying listed call options. As of the date hereof, Alta Fox SPV 3 directly beneficially owned 2,249,838 shares of Common Stock. As of the date hereof, Alta Fox SPV 3.1 directly beneficially owned 748,881 shares of Common Stock. Alta Fox Capital, as the investment manager of each of Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1, may be deemed to beneficially own the 4,011,333 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Alta Fox GP, as the general partner of each of Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1, may be deemed to beneficially own the 4,011,333 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Alta Fox Equity, as the general partner of Alta Fox GP, may be deemed to beneficially own the 4,011,333 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Mr. Haley, as the sole owner, member and manager of each of Alta Fox Capital and Alta Fox Equity, may be deemed to beneficially own the 4,011,333 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. As of the date hereof, Mr. Calkins directly beneficially owned 51,495 shares of Common Stock. As of the date hereof, Mr. Fischer directly beneficially owned 4,181 shares of Common Stock. As of the date hereof, Ms. Johnson directly beneficially owned 500 shares of Common Stock. As of the date hereof, none of Mr. Finkel nor Ms. Hublou beneficially owned any shares of Common Stock.